Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

J.P. Morgan to Explore Strategic Alternatives for its Physical Commodities Business

New York, July 26, 2013 – JPMorgan Chase & Co. (NYSE: JPM) announced today that it has concluded an internal review and is pursuing strategic alternatives for its physical commodities business, including its remaining holdings of commodities assets and its physical trading operations.

To maximize value, the firm will explore a full range of options over time including, but not limited to: a sale, spin off or strategic partnership of its physical commodities business. During the process, the firm will continue to run its physical commodities business as a going concern and fully support ongoing client activities.

J.P. Morgan has built a leading commodities franchise in recent years, achieving a top-ranked revenue position. The business has been consistently named as a top client business in Greenwich Associates’ annual client surveys and was recently named Derivatives House of the Year by Energy Risk magazine.

Following the internal review, J.P. Morgan has also reaffirmed that it will remain fully committed to its traditional banking activities in the commodity markets, including financial derivatives and the vaulting and trading of precious metals. The firm will continue to make markets, provide liquidity and offer advice to global companies and institutions that have, for years, relied on J.P. Morgan’s global risk management expertise.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and

Investor Contact:	Sarah Youngwood	Media Contact:	Brian Marchiony
	(212) 270-7325		212-270-7433

J.P. Morgan Chase & Co.

News Release

government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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